Exhibit 99.1

ITG Releases February 2018 U.S. Trading Volumes and Provides International Trading Commission Update

NEW YORK, March 8, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that February 2018 U.S. trading volume was 2.7 billion shares and average daily volume (ADV) was 144 million shares, compared to 2.8 billion shares and ADV of 132 million shares in January 2018 and 2.9 billion shares and ADV of 154 million shares in February 2017. There were 19 trading days in both February 2018 and February 2017 and 21 trading days in January 2018.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

February 2018	19	2,739,483,887	144,183,362	56,067,411	266	13,328,158	13,084	35,820

YTD 2018	40	5,519,313,270	137,982,832	55,204,965	281	15,050,385	14,136	36,707

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in February 2018 was slightly below the average in the fourth quarter of 2017.

International Trading Activity

The average daily trading commissions in February 2018 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 17% in U.S. dollar terms on a combined basis as compared to the fourth quarter of 2017 and were up approximately 29% as compared to February 2017. On a blended international basis, there were approximately 20 trading days in February 2018, 22 trading days in January 2018 and 20 days in February 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

The international daily trading commissions noted above are gross of amounts deferred for commission revenues attributable to bundled arrangements for Analytics products. These deferrals are in accordance with new accounting rules, effective January 2018.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Investor/Media Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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